Deloitte & Touche LLP BCE Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Amendment No. 1 To Form SB-2 of our reports dated March 25, 2005 (except for Note 21, which is as at April 10, 2005, and Note 1(a) which is as at February 17, 2006) relating to the financial statements of Carbiz Inc. (which audit report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to a restatement and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences describing conditions that raise substantial doubt about Carbiz Inc.’s ability to continue as a going concern as described in Note 1(b) to the financial statements, and relating to a change in accounting principal that had an effect on the comparability of the financial statements) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Independent Registered Chartered Accountants

Toronto, Ontario
March 7, 2006